INDEPENDENT AUDITORS' CONSENT

To AMCAP Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 74 to Registration Statement No. 811-1435 on Form N-1A of our report dated April 13, 2004 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statements of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Los Angeles, California
April 26, 2004